SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
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WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
17782 Sky Park Circle
Irvine, California 92614
1-714-662-5565, Extension 600

_______________ ___, 20_____

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Enclosed please find a Consent Card for you to complete and forward.

You own Units of Limited Partnership Interest in WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership (the “Partnership”). We are writing to request your consent to authorize WNC Tax Credit Partners IV, L.P., as the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs. The Liquidation involves the sale of the apartment complexes for low- and moderate-income tenants or the interests therein owned by the Partnership, payment of Partnership liabilities, and dissolution of the Partnership.

In connection with the proposed Liquidation, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the Liquidation, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on ________ __, 20_____, unless the Limited Partners approve an extension of the solicitation period and the solicitation period is then extended by the general partner in its sole discretion.

Sincerely,

WNC Tax Credit Partners IV, L.P.,
a California limited partnership,
General Partner

17782 Sky Park Circle • Irvine, CA 92614-6404 • Phone 714/662 5565 • Fax 714/708 8498

WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1

NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Holders of Units of Limited Partnership Interest in WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership:

We are soliciting consents from the holders of Units of Limited Partnership Interest (the “Units”) in WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership (the “Partnership”) to authorize WNC Tax Credit Partners IV, L.P., the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs. The proposed Plan of Liquidation and Dissolution is set forth in the accompanying Consent Solicitation Statement. In addition, we are soliciting consent to authorize the general partner, in its sole discretion, to elect to extend the period during which consents of the holders of the Units may be solicited and voted.

Because you are a holder of one or more Units, we are asking for your consent to the proposed Plan of Liquidation and Dissolution. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC Investor Services at 1-714-662-5565, Extension 600.

DATED _______________ ___, 20_____ at Irvine, California.

Sincerely,

WNC Tax Credit Partners IV, L.P.,
a California limited partnership,
General Partner

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT CARD AND SIGN, DATE AND RETURN IT PROMPTLY BY ONE OF THE VOTING PROCEDURES DESCRIBED BELOW. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

TABLE OF CONTENTS

INTRODUCTION AND SUMMARY	1
General	1
Plan of Liquidation and Dissolution	1
Background and Reasons for the Liquidation	1
Material Federal Income Tax Consequences	2
Interests of Certain Persons in the Liquidation	2
QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION STATEMENT AND THE PROPOSED LIQUIDATION	3
WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION	5
Background and Reasons for the Liquidation	5
Risks of the Liquidation	7
Liquidation and Dissolution	8
Interests of Certain Persons in the Liquidation	9
Liquidation Expenses	9
Estimated Results of Liquidation	10
Material Federal Income Tax Consequences	13
Amendment to the Plan of Liquidation and Dissolution	16
No Appraisal Rights	16
Regulatory Approvals	16
SELECTED FINANCIAL DATA	17
RECOMMENDATION OF THE GENERAL PARTNER	18
Fiduciary Duties of the General Partner	18
VOTING PROCEDURES	18
Record Date and Outstanding Units	19
Revocability of Consent	19
FORWARD-LOOKING STATEMENTS	19
OTHER MATTERS	20
APPENDIX A	21
Plan of Liquidation and Dissolution of WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership	21

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WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
17782 SKY PARK CIRCLE
IRVINE, CALIFORNIA 92614
1-714-662-5565, Extension 600

CONSENT SOLICITATION STATEMENT

FOR WRITTEN CONSENT
WITHOUT A MEETING

INTRODUCTION AND SUMMARY

General

This Consent Solicitation Statement is being furnished to holders (the “Limited Partners”) of Units of Limited Partnership Interest (the “Units”) in WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership (the “Partnership”), in connection with the solicitation of approval for the sale and liquidation of all of the Partnership’s assets and the dissolution of the Partnership (the “Liquidation”) pursuant to a Plan of Liquidation and Dissolution (the “Plan of Liquidation and Dissolution,” or the “Plan”). In addition, we seek consent to allow WNC Tax Credit Partners IV, L.P., as the general partner of the Partnership (the “General Partner”), to extend in its sole discretion the period during which consents may be solicited and voted. The matters for which we seek consent are listed in the accompanying Notice for Action by Written Consent of Limited Partners and are described in further detail in this Consent Solicitation Statement.

Plan of Liquidation and Dissolution

The Partnership has invested in limited partnerships or limited liability companies (the “Local Limited Partnerships”) which own apartment complexes for low-income tenants (the “Apartment Complexes”). Upon approval of the Liquidation, we will (1) procure appraisals for each of the Apartment Complexes, to the extent not recently procured, (2) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (3) pay or make provision for payment of all Partnership obligations and liabilities, including accrued fees and unpaid loans to the General Partner, and (4) distribute the remaining cash, if any, in the manner set forth in the partnership agreement for the Partnership (the “Partnership Agreement”), as described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the California Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. We expect the disposition of the Partnership’s assets could be completed approximately one year to three years after the Limited Partners’ approval of the Liquidation. The Partnership’s interests in Local Limited Partnerships are referred to as “Local Limited Partnership Interests” herein.

Background and Reasons for the Liquidation

The General Partner recommends the Liquidation of the Partnership for numerous reasons, including the following:

•	The Apartment Complexes no longer produce tax credits for the Limited Partners and the current tax losses may not be usable by most Limited Partners.

•	Liquidation of the Partnership will provide some Limited Partners with additional tax benefits by freeing up previously suspended and unused passive activity losses.

•	Liquidation of the Partnership would eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.

•	The Apartment Complexes are aging, and administrative, maintenance and repair costs are expected to increase.

•	Costs of operating the Partnership will continue to hold steady even if there are fewer properties that provide cash to the Partnership.

•	There is no established market for the Units and Units can only be sold, if at all, at a discount. The Units are difficult for the Limited Partners to dispose of without the Liquidation.

•	Other alternatives to the Liquidation are unlikely to produce returns to the Limited Partners.

Material Federal Income Tax Consequences

Each Limited Partner is required to take into account his or her distributive share of the Partnership’s income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner’s federal income tax liability for any taxable year. For federal income tax purposes, each Limited Partner will be required to include in his or her income his or her allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership’s assets pursuant to the Liquidation. A Limited Partner will recognize gain to the extent the amount of the liquidating distribution (if any) received by the Limited Partner exceeds the Limited Partner’s tax basis for his or her Units. Future sales will occur in a manner which will not result in any recapture of tax credits.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND BELOW IN THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A LIMITED PARTNER. LIMITED PARTNERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Interests of Certain Persons in the Liquidation

While the General Partner is required to perform in a manner consistent with its fiduciary duties to the Limited Partners, it would have interests in the Liquidation that may differ from those of the Limited Partners. First, the General Partner would no longer be entitled to annual management and other fees earned in its capacity as general partner. Second, Liquidation would eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary. Third any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the Limited Partners. Fourth, if any distributions are paid, the General Partner might be entitled to a share thereof (no material distributions are anticipated). Fifth, an affiliate of the General Partner may be the Local General Partner of a Local Limited Partnership at the time of a sale and as such might be entitled to a sales preparation fee and a percentage of the net sales proceeds, and a sale would eliminate any potential liability of the Local General Partner for liabilities of the Local Limited Partnership or actions taken by the Local General Partner as a fiduciary. As of the date of this Consent Solicitation Statement, neither the General Partner nor any affiliate of the General Partner is a Local General Partner. Additionally, the General Partner may have ongoing business relationships with potential purchasers of the Partnership’s assets, including but not limited to, an affiliate of the General Partner participating as the purchaser, developer, and/or property manager. The General Partner may have to negotiate a higher sales preparation or other fee in order to obtain the approval of a Local General Partner to a particular sale.

QUESTIONS AND ANSWERS ABOUT THIS
CONSENT SOLICITATION STATEMENT AND THE PROPOSED LIQUIDATION

Q:  Why have I received this Consent Solicitation Statement?

A:  You have received this Consent Solicitation Statement because the Partnership Agreement permits the Limited Partners to approve the dissolution of the Partnership. You are entitled to vote because, according to the records of the Partnership, you owned Units on _______________ ___, 20_____.

Q:  What does the Liquidation involve?

A:  We are proposing to sell all of the Partnership’s interests in the Local Limited Partnerships or sell the Apartment Complexes owned by the Local Limited Partnerships in which the Partnership is invested. In addition, the General Partner intends to pay or make provision for all Partnership obligations and liabilities, and terminate the Partnership.

Q:  How can the Liquidation be approved?

A:  The Liquidation will be approved with the consent of a majority-in-interest of all Limited Partners.

Q:  How will proceeds from the sales of Apartment Complexes or Local Limited Partnership Interests be used?

A:  In accordance with the Partnership Agreement, net proceeds of the sales of Apartment Complexes or Local Limited Partnership Interests will be used for the payment of debts and obligations and establishment of reserves, including debts and obligations owed to the General Partner. Any remaining amounts would be distributed in accordance with the Partnership Agreement. Distributions in a material amount are not anticipated.

Q:  Why is the General Partner proposing to sell the Partnership’s assets at this time?

A:  The General Partner is recommending the Liquidation because the General Partner believes the Partnership has maximized the principal benefits of owning the Apartment Complexes, in particular, generating for the Limited Partners:

(1)	low-income housing tax credits; and

(2)	passive tax losses.

A sale of the Partnership’s assets will afford the Limited Partners an exit strategy to alleviate the burden of the Schedule K-1 tax reporting requirements of the Partnership. There are few other opportunities to liquidate an investment in Units due to the absence of an established market for the Units. Furthermore, the Liquidation is expected to allow any suspended passive activity losses, to the extent not previously used by a Limited Partner, to be used by the Limited Partner to offset gain from the Liquidation and perhaps other income of the Limited Partner. Limited Partners are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Also, we believe that the increasing age of the Apartment Complexes will lead to increased maintenance and administrative expenses for the Apartment Complexes. Moreover, the Apartment Complexes have limited prospects for appreciation unless significant additional investments are made to upgrade the properties. The need for upgrades and capital improvements also makes refinancing (for those properties whose current mortgages permit prepayment) a less attractive option than sale because a new lender would likely require that significant sums be invested immediately in repairs and improvements, thereby diminishing or eliminating any cash available for distribution. Many of the mortgages, however, either do not permit prepayment, have pre-payment restrictions, or do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing mortgage balance.

At conclusion of its acquisition phase, the Partnership had investments in 21 Local Limited Partnerships. Today the Partnership retains interests in all 21 of those Local Limited Partnerships. The Partnership’s third party expenses, consisting primarily of audit, tax and Securities and Exchange Commission reporting, generally will not decrease in proportion to the number of properties sold or transferred. Such expenses are relatively fixed.

Consequently, the General Partner is of the view that the Liquidation would provide the most efficient manner to liquidate and dissolve the Partnership. The General Partner believes that in the case of the majority of Limited Partners, the primary benefit of Liquidation will be the tax benefits associated with freeing up previously suspended passive activity losses. Assuming that a Limited Partner has held his or her Units since the Partnership’s initial offering; and that the Partnership’s passive activity losses have only been used by the Limited Partner to offset any previous passive activity income/gain from the Partnership; the General Partner estimates that the Liquidation will free up previously suspended passive activity losses to offset any taxable income and gain from the Liquidation. However, each Limited Partner should consult his or her personal tax advisor to determine the actual amount, if any, of passive activity losses which the Limited Partner may have suspended.

Q:  Does the General Partner recommend that I consent to the Liquidation?

A:  Yes. The General Partner recommends that Limited Partners consent to the Liquidation by marking the box entitled “FOR” with respect to the Liquidation proposal on the enclosed Consent Card and returning the Consent Card promptly in accordance with the voting procedures described in “VOTING PROCEDURES” below. The General Partner, however, has conflicts of interest in recommending the Liquidation. For additional information regarding our conflicts of interest, see “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION — Interests of Certain Persons in the Liquidation” below.

Q:  What will happen if the Liquidation is approved?

A:  The General Partner itself will seek to market and sell the Partnership’s assets and use the net proceeds to pay off Partnership debts and obligations. Under the Plan, the General Partner will take all necessary steps to terminate the Partnership. We expect that it could take approximately one year to three years from the date of the Limited Partners’ approval of the Liquidation to sell the Partnership’s assets. Liquidation and dissolution can be a complex process that may depend on a number of factors, some of which are beyond the General Partner’s control. Accordingly, there can be no assurance that the Liquidation will be completed within the specified time frame. Completion of the Liquidation may also be subject to certain risks. See “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION — Risks of the Liquidation” below.

Q:  Will I owe any federal income tax as a result of the Liquidation?

A:  The sale of the Apartment Complexes may generate both ordinary income and capital gain to the Limited Partners for United States federal income tax purposes. On the other hand, the Liquidation may free up passive activity losses which may allow Limited Partners to gain the benefit of suspended and unused passive activity losses. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your Units in the original offering or in the secondary market. Please consult your tax advisor to determine the exact tax consequences of the Liquidation to you. See “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION — Material Federal Income Tax Consequences” below.

Q:  What if the Liquidation is not approved?

A:  If the Liquidation is not approved by a majority in interest of the Limited Partners, then the Partnership will continue to operate as a legal entity with its assets and liabilities. The General Partner would continue to sell individual Apartment Complexes or Local Limited Partnership Interests from time to time. Upon the sale of the last asset, the Partnership would be dissolved.

Q:  How long do I have to consent?

A:  You may submit your signed Consent Card now. Please mark your vote, sign and return the Consent Card using the enclosed postage pre-paid envelope provided or fax it to the Partnership at (714) 708-8498. In order for your Consent Card to be accepted, it must be received by 5:00 p.m., Pacific Time, on the earlier of the date on which the Limited Partners approve the Liquidation proposal, or ________ ___, 20_____ (the “Expiration Date”), unless the Limited Partners approve the proposal to extend the solicitation period and the General Partner extends the period for giving consents, in which case the new Expiration Date established by the General Partner will be the last date upon which your Consent Card will be accepted. See “VOTING PROCEDURES” below.

Q:  Can I revoke my consent?

A:  Yes. Limited Partners may withdraw or revoke their consent at any time prior to 5:00 p.m., Pacific Time, on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the Consent Card must be received prior to the Expiration Date and addressed as follows: Investor Services, 17782 Sky Park Circle, Irvine, California 92614. A notice of revocation or withdrawal must specify the Limited Partner’s name and the number of Units being withdrawn. After the Expiration Date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:  Do Limited Partners have dissenters’ rights?

A:  Under applicable state law, Limited Partners are not entitled to appraisal or other dissenter’s rights with respect to the value of the Units. There will not be any procedure by which a Limited Partner can seek an alternative valuation of his or her Units, regardless of whether the Limited Partner does or does not consent to the Liquidation.

WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION

The information contained in this Consent Solicitation Statement with respect to the Liquidation is qualified in its entirety by reference to the Plan of Liquidation and Dissolution and the Partnership Agreement. A copy of the Plan of Liquidation and Dissolution is attached hereto as Appendix A, and is incorporated by reference herein. A copy of the Partnership Agreement may be requested from the Partnership, free of charge, upon written request to Investor Services, 17782 Sky Park Circle, Irvine, California 92614.

Background and Reasons for the Liquidation

The Partnership is a California limited partnership formed to acquire interests in the Local Limited Partnerships, each of which was to own and operate an Apartment Complex. Each Apartment Complex qualified for the low-income housing tax credit under Section 42 of the Code. Each Apartment Complex also benefited from mortgage and/or rent subsidies or other forms of government assistance.

The Partnership offered Units in a public offering that concluded on or about July 1994. Investors purchasing 10,000 Units contributed $10,000,000 to the Partnership. The Partnership holds interests in a total of 21 Local Limited Partnerships, each of which owns one Apartment Complex. To date, the Partnership has not sold or transferred its interest in any Local Limited Partnership.

The principal investment objectives of the Partnership described in its Prospectus were to provide tax benefits in the form of:

•
Tax credits that Limited Partners could use to offset their federal income tax liabilities. The Partnership intended to invest in Local Limited Partnerships with a view to realizing tax credits sufficient to offset  approximately $1,450 to $1,700 of federal income tax liabilities per Unit over the first 11 years; and

•	Tax losses which certain investors could use to offset passive income.

The Partnership has strived to meet its objectives. Not including any other past benefits of holding Units, such as distributions of cash and use or accrual of passive activity losses, Limited Partners have received low-income housing tax credits in an amount of approximately 145.8% of their original investments.

Original Federal Tax Credit Target	Weighted Average Tax Credits Generated(1)

$1,450 to $1,700 per $1,000 investment	$1,458

(1) For first Limited Partners admitted to the Partnership.

Before recommending the Liquidation, the General Partner considered the benefits and risks associated with continuing the business of the Partnership. After weighing the benefits and risks of continuation, the General Partner believes that the Liquidation is in the best interests of the Limited Partners for the following reasons:

•  The Partnership no longer generates low-income housing tax credits.

•  The Liquidation of the Partnership may provide many Limited Partners with additional tax benefits by freeing up previously suspended passive activity losses. Assuming that a Limited Partner acquired his or her Units at the initial offering by the Partnership, and that the Partnership’s passive activity losses have only been used by the Limited Partner to offset any previous passive activity income/gain from the Partnership, the General Partner estimates that the Liquidation will unlock previously suspended passive activity losses. Limited Partners may be able to use these losses to offset any gains from the sale of the Apartment Complexes. Limited Partners are urged to consult their own tax advisors as to the specific tax consequences to them of the Liquidation, including the applicability and effect of federal, state, local and other tax laws. Each Limited Partner should be aware that the specific tax consequences to him or her will vary depending upon several factors, including when the Limited Partner purchased his or her Units. See “— Material Federal Income Tax Consequences” below for more explanation.

•  Many Limited Partners find the Schedule K-1 required from their investment in the Partnership complicated to report on their own tax returns. That may require individuals to incur tax return preparation costs they would not otherwise have to incur.

•  Maintenance and administrative expenses associated with aging Apartment Complexes will continue to increase.

•  There may be prepayment restrictions on mortgages encumbering Apartment Complexes. Mortgages with prepayment restrictions may not be eligible for refinancing at this time or may substantially impact the appraised value of the encumbered assets. Certain mortgages may be pre-payable, but the encumbered assets might not be able to support market rate mortgages in amounts sufficient to pay off the existing mortgage balances. There may be no refinancing opportunity for an Apartment Complex the value of which is less than the outstanding mortgage amount. Even those Apartment Complexes that could be refinanced may not produce much equity for distribution because new lenders would likely require significant amounts to be invested immediately in repairs and capital improvements for the aging properties. Selling one property while refinancing another would result in a smaller fund carrying fixed expenses, such as tax preparation fees.

•  The Liquidation is unlikely to provide Limited Partners with distributions in any material amount. See “— Estimated Results of Liquidation” below. Due to future variables such as changes in market conditions, fluctuations in real property values and lack of certainty regarding the potential buyers of Local Limited Partnership Interests and/or Apartment Complexes, it is difficult to ascertain at this time whether Limited Partners would receive distributions from other strategic alternatives if the Liquidation is not approved; however, the Partnership would continue to accrue management fees of the General Partner and other operating costs and expenses until dissolution of the Partnership.

•  Currently, there is no established market for the Units. Limited Partners are only able to sell their Units in an informal secondary market, which contains a small number of participants with infrequent transactions. The General Partner believes that Limited Partners may desire to liquidate their investment in the Partnership.

•  To the extent the Apartment Complexes are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of real property. These include fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions and by the supply and demand principles.

For the reasons stated above, the General Partner believes that the Liquidation would produce a better result for the Limited Partners than continuing to operate the Partnership in its current form indefinitely. If the Liquidation is not approved by a majority in interest of the Limited Partners, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership’s assets in a single transaction, except in connection with the liquidation of the Partnership, will be made without consent of the Limited Partners. Sales of individual Apartment Complexes or groups of individual Apartment Complexes would continue to be made.

No independent third party has reviewed or approved our recommendation. However, we believe that our recommendation is in the best interest of Limited Partners and consistent with our fiduciary duties to the Limited Partners. See “RECOMMENDATION OF THE GENERAL PARTNER — Fiduciary Duties of the General Partner.” Consequently, we recommend that the Limited Partners consent to the proposed Liquidation by marking the box entitled “FOR” next to the Liquidation proposal on the enclosed Consent Card.

Limited Partners are urged to consult with their independent financial and tax advisors prior to consenting to the Liquidation.

Risks of the Liquidation

In addition to the other information included elsewhere in this Consent Solicitation Statement, the following factors should be considered carefully in determining whether to approve the Liquidation.

The General Partner will have conflicts of interest in the Liquidation. If the Liquidation is approved, the General Partner will have conflicts of interest with respect to the Liquidation. See “— Interests of Certain Persons in the Liquidation” below for further explanation.

If the Liquidation is approved, you face uncertainty as to the amount of suspended passive activity losses that may become usable to offset income and gains. If the Liquidation is approved, you will have capital gains and/or ordinary income, which could result in your being taxed. Suspended passive activity losses may be freed upon the Liquidation of the Partnership. This possibility relies on numerous assumptions, including assumptions that there will be no further gains that reduce the current amount of suspended passive activity losses, that all properties will be sold at the same time, that the Partnership’s passive activity losses have only been used by you to offset any previous passive activity income/gain from the Partnership, and that you acquired your Units during the initial offering. In addition, operating losses flowing from each Local Limited Partnership to the Partnership, which may increase the amount of suspended activity losses, were estimated through the assumed date of sale, which may not be the actual time that the Liquidation is completed. Because it is unlikely that each of these assumptions will be true in all cases, you may or may not receive enough previously suspended passive activity losses to offset the taxable income and gain from the Liquidation. You are strongly urged to consult your own tax advisors to determine the particular tax consequences of the Liquidation to you, including the application and effect of federal, state, local, foreign and other tax laws. See “— Material Federal Income Tax Consequences” below for further explanation.

The General Partner or its affiliates may have business relationships with the purchasers of the Apartment Complexes after the Apartment Complexes are sold. It is possible that affiliates of the General Partner will receive compensation from selling interests in the Apartment Complexes to other investors after the Apartment Complexes are sold. For example, the Apartment Complexes may be eligible for federal low-income housing tax credits if they are rehabilitated. Affiliates of the General Partner may negotiate a provision which allows them to sell or “syndicate” such Apartment Complexes and assist in the development and rehabilitation of such Apartment Complexes without Limited Partners’ consent if the Liquidation is approved. Affiliates of the General

Partner have extensive experience and interests in the sale, purchase, development and rehabilitation of real property and there may be opportunities for affiliates of the Partnership or the General Partner to profit from the Apartment Complexes after they are sold. Limited Partners would not participate in any such potential profits.

If the Liquidation is approved, Limited Partners will continue to hold Units if the General Partner is unable to sell all of the Apartment Complexes. Even if the Liquidation is approved by the Limited Partners, the General Partner may not be able to sell all of the remaining assets, in which case the Partnership will not be liquidated and the Partnership will continue to hold interests in those assets that could not be sold. In this situation, Limited Partners would continue to receive a Schedule K-1 for their interest in the Partnership.

There is a lack of independent representation regarding the Liquidation recommendation. The Partnership has not retained an independent representative to act on behalf of the Limited Partners or the Partnership in designing the overall structure of the Liquidation. In addition, the Partnership does not intend to employ an independent agent to structure and negotiate the terms and conditions (including the consideration to be received) upon which the Partnership’s assets will be sold. The Partnership did not seek to obtain an opinion relating to the fairness to the Limited Partners of the proposed Liquidation. There is no assurance that the General Partner can obtain better results for the Partnership in the sale of Partnership assets than would otherwise be obtained by the Local General Partners of the Local Limited Partnerships or a third-party broker.

The Liquidation would lead to a loss of opportunity to benefit from future events. There can be no assurance that a continuation of the Partnership would not result in greater returns to Limited Partners than the Liquidation. After the Liquidation, the Partnership will not benefit from possible improvements in economic and market conditions that could produce increased cash flow and enhance the sales prices of the Apartment Complexes. In addition, there can be no assurance that the Liquidation will result in greater returns to the Limited Partners than a merger of the Partnership with another entity, a refinancing of some or all of the Apartment Complexes or any other strategic alternative, whether or not considered by the General Partner.

Liquidation and Dissolution

If the Liquidation is approved by a majority in interest of the Limited Partners, the General Partner will seek to sell the Partnership’s Local Limited Partnership Interests or cause the Local General Partners to sell the Apartment Complexes for the best price obtainable, which in most cases is expected to be at least equal to the appraised value. In the view of the General Partner, the value of each Apartment Complex (and in turn, the value of each Local Limited Partnership Interest) does not exceed the outstanding debt secured by the Apartment Complex. Generally, the General Partner would seek to sell assets for at least the appraised value thereof, which could be less than the amount of outstanding debt. A sale of an Apartment Complex at less than the amount of outstanding debt could result in recognition of income from the relief of indebtedness. In any event, appraisals are only estimates of value, and the actual price to be received on any sale likely would be more or less than such appraised value. Appraisals received by the Partnership in the preceding 12 months, if any, are set forth in a schedule in the materials that follow.

Pursuant to the Plan of Liquidation and Dissolution, prior to completing the Liquidation, the Partnership must file all tax returns with federal, state and local tax authorities, and must file all reports with the Securities and Exchange Commission and provide or make available such reports to Limited Partners in accordance with the Partnership Agreement. Pending the sale of the Apartment Complexes or Local Limited Partnership Interests, the Local Limited Partnerships will continue to lease units in the Apartment Complexes and the Partnership will continue to operate.

The General Partner expects the sale of the Partnership’s assets could be completed approximately one year to three years after the date of the Limited Partner’s approval of the Liquidation. Liquidation, however, can be a complex process which may depend on a number of factors, and some of these factors are beyond the General Partner’s control. For example, the Partnership may be pursuing claims against others or defending litigation, or there may be other contingencies to which the Partnership may become subject during the Liquidation. Furthermore, the General Partner may determine that the interests of the Limited Partners are better served by waiting to sell certain Apartment Complexes until after certain restrictions have been lifted, maximizing the value of the sales of such Apartment Complexes. Consequently, the Liquidation may take longer or shorter than expected.

Interests of Certain Persons in the Liquidation

You should be aware that the General Partner, although it is required to perform in a manner consistent with its fiduciary duties to the Partnership and the Limited Partners, would have interests in the Liquidation that may differ from those of the Limited Partners. Such interests include the following:

•  If distributions are made, any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the Limited Partners. As of December 31, 2010, the Partnership owed the General Partner accrued unpaid advances of approximately $131,000 and asset management fees of approximately $265,000.

•  If the Liquidation is approved and consummated, the General Partner and/or its affiliates will no longer be entitled to its annual management and other fees currently received in its capacity as general partner of the Partnership.

•  The Liquidation of the Partnership will eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary.

•  An affiliate of the General Partner may be or may become the Local General Partner of a Local Limited Partnership and as such might be entitled to a sales preparation fee and a percentage of the net sales proceeds, and a sale would eliminate any potential liability of the Local General Partner for liabilities of the Local Limited Partnership or actions taken by the Local General Partner as a fiduciary.

•  The General Partner may have ongoing business relationships with potential purchasers of the Partnership’s assets, including but not limited to an affiliate of the General Partner participating as the purchaser, developer and/or property manager. The General Partner may have to negotiate a higher sales preparation or other fee in order to obtain the approval of a Local General Partner to a particular sale.

Per the Partnership Agreement, after the payment of all Partnership obligations, all liquidation and sale proceeds shall be applied and distributed in the following amounts and order of priority: to the Limited Partners until they have received distributions of sale proceeds from all sources in an aggregate amount equal to their capital contributions, plus a specified return thereon, and the balance 90% to the Limited Partners and 10% to the General Partner. No such distributions are anticipated in any material amount.

Liquidation Expenses

The Partnership will pay for the expenses of the solicitation and, if approved by Limited Partners, the Liquidation.

Expenses of the solicitation include but are not limited to the costs of mailing and printing this Consent Solicitation Statement, any supplements to it or other documents related to the Liquidation, telephone calls, legal, appraisal, and accounting fees. The Partnership will pay these expenses whether or not the Liquidation is consummated.

Liquidation expenses include filing fees, legal and accounting fees not included as solicitation expenses, travel expenses and all other fees related to the Liquidation. Partnership-level liquidation expenses include tax filing expenses and other expenses upon dissolution of the Partnership. Local Limited Partnership-level liquidation expenses include the legal fees and other costs associated with the sale of each Apartment Complex or Local Limited Partnership Interest.

Estimated Results of Liquidation

Due to the fact that each Apartment Complex is a low- to moderate-income housing development subject to the rules and regulations of state housing authorities and restrictions under the Internal Revenue Code, the methods of valuation for the Partnership’s assets differ from traditional valuations in the sales of housing. See “— Restrictions” below for more details. Furthermore, the valuation methods may differ for each of the Apartment Complexes, as each may be subject to different restrictions and different market conditions. While the General Partner anticipates that a particular disposition could be different, in its experience, most sales of properties financed in a manner similar to the Apartment Complexes will consist of either a sale of the Local Limited Partnership Interest to a third party, a transfer of the Local Limited Partnership Interest to the existing Local General Partner, or a resyndication of the Apartment Complex. A resyndication involves a subsequent allocation of low-income housing tax credits (“LIHTCs”) and requires the sale of the property. In a resyndication transaction, properties may be sold to an unrelated third party or to a new entity controlled by the existing Local General Partner or the General Partner.

When properties are sold to unrelated third-party purchasers, the value of those properties will be substantiated through a competitive bidding process, an independent third party appraisal of property value or a combination of both. In most cases when a competitive bidding process is used to substantiate the value of a property, an independent and qualified real estate broker will market the property and manage the bidding process. The General Partner will review all of the bids submitted to any such broker for the property. At this time, the General Partner has not consulted with any real estate brokers or other real estate professionals concerning potential purchasers of the Apartment Complexes except where sales of Apartment Complexes are already in progress.

When the General Partner intends to transfer the Partnership’s Local Limited Partnership Interest to an entity controlled by the existing Local General Partner or to an entity controlled by the General Partner, the General Partner will substantiate the value of the property through an independent third party appraisal of property value.

Notwithstanding the preceding, when the value of a property is less than the outstanding mortgage debt encumbering the property, its disposition might be through a short sale, which could entail a payment of cash from the seller rather than the receipt thereof, and could also entail recognition of income from the relief of indebtedness.

Liabilities. The Local Limited Partnerships have certain liabilities that must be satisfied from the sales proceeds before any distributions would be available to the Partnership. These may consist of the mortgage balances on the properties that are not being assumed, loans to the Local General Partners and other affiliates, and payments on other indebtedness. Furthermore, because the Partnership owns less than 100% of the economic interest of the Local Limited Partnerships, the distributable proceeds of the sale of the Apartment Complexes would be divided among the Partnership, the Local General Partners, and other limited partners, if any, of the Local Limited Partnerships.

Restrictions. Only one of the Apartment Complexes remains subject to the 15-year LIHTC Compliance Period imposed by Section 42 of the Code; however, other income and/or rent restrictions may continue to limit the use of the properties beyond the 15-year LIHTC Compliance Period. Because the Local Limited Partnerships are currently controlled by Local General Partners that are unaffiliated with the Partnerships, there may be more restrictions on the individual Apartment Complexes than the General Partner is aware of, and there may be certain local and state level restrictions on certain Apartment Complexes that are not described below or elsewhere in this Consent Solicitation Statement. Some examples of additional restrictions are as follows:

Extended Use Restrictions. Pursuant to Section 42 of the Code, all properties that received LIHTC allocations in 1990 or any subsequent year are subject to affordable housing use restrictions for a minimum period of 30 years, or an additional 15 years beyond the expiration of the 15-year LIHTC Compliance Period. These restrictions are set forth in an agreement between the Local Limited Partnership and the pertinent state housing agency which is responsible for allocating LIHTCs within the state. The terms of the extended use restrictions vary by property and may impact the appraised value.

Prepayment Restrictions. Certain subsidized or government loans may include income and/or rent restrictions. Typically, such loans will prohibit prepayment for a certain period of time, and in some cases this period extends beyond the 15-year LIHTC Compliance Period. Examples of such loans are loans made by USDA – Rural Development (“RD”). RD Loans carry a 1% effective interest rate and amortize over 50 years. RD Loans obligated prior to

December 1989 could be prepaid after 20 years, but RD Loans made after December 1989 cannot be prepaid before the end of the 50-year term. In addition, even when prepayment is allowed, non-RD financed mortgages may have prepayment penalties or yield maintenance fees. These penalties would often be great enough to prevent an unrelated purchaser from purchasing such an Apartment Complex.

Local Municipality and State Agreements. Local municipality and state agreements may include subsidized loans, real estate tax relief or a grant of funds. Most of these agreements require some income and/or rent restrictions, and in some cases these restrictions extend beyond the 15-year LIHTC Compliance Period. The terms of these restrictions may affect value.

Conclusion. Twenty-one Apartment Complexes remain in the Partnership, each of which is subject to certain restrictions. Most are located in rural areas of the country, and may result in lower proceeds upon sale than urban properties. Based upon the General Partner’s and its affiliates’ experience and familiarity with the markets for government assisted low-income housing, the General Partner is of the view that a conservative approach to valuation is warranted. Accordingly, in preparing the Liquidation analysis that follows, the General Partner has assumed that each Apartment Complex would be sold for an amount equal to the mortgage indebtedness encumbering the Apartment Complex. However, since an actual purchaser may pay more or less than the outstanding mortgage indebtedness, due to changes in market or property conditions, or for other reasons, actual results of the Liquidation may differ significantly from the analysis presented in this Consent Solicitation Statement.

The General Partner has not obtained appraisals for any of the 21 Apartment Complexes in the prior 12 months.

Using the approach described above, the General Partner does not anticipate that the Limited Partners would receive any distributions upon Liquidation.  Even if an asset were sold for an amount in excess of the outstanding mortgage debt, material distributions to the Limited Partners are not anticipated due to the liabilities at the Local Limited Partnership and Partnership levels. These liabilities include mortgages, liabilities to the Local General Partners, loans from the General Partner to the Partnership and management fees as to which the General Partner has deferred its priority in the past. In addition, a Local General Partner may not want to sell its Apartment Complex because of the limited amount of funds to be distributed upon such a sale. In such event, the General Partner may have to entice a Local General Partner to sell by agreeing to allow the Local General Partner to take a sales preparation fee that is not specified in the Local Partnership Agreement or to take a higher than stated percentage of the sales proceeds. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Limited Partners would have taxable income or gain of approximately $432 per Unit, and that the Liquidation would free up approximately $1,365 per Unit in previously suspended passive losses that could be used to offset these gains and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds is depicted below:

Estimated Results of Liquidation (1)
Local Limited Partnership:
Alpine Manor, L.P.	$-
Baycity Village Apartments, Limited Partnership	$-
Beckwood Manor Seven Limited Partnership	$-
Briscoe Manor Limited Partnership	$-
Evergreen Four Limited Partnership	$-
Fawn Haven Limited Partnership	$-
Fort Stockton Manor, L.P.	$-
Hidden Valley Limited Partnership	$-
HOI Limited Partnership of Lenoir	$-
Indian Creek Limited Partnership	$-
Laurel Creek Apartments, A California Limited Partnership	$-
Madisonville Manor Senior Citizens Complex, Ltd.	$-
Mt. Graham Housing, Ltd.	$-
Northside Plaza Apartments, Ltd.	$-
Pampa Manor, L.P.	$-
Regency Court Partners, A California Limited Partnership	$-
Sandpiper Square, A Limited Partnership	$-
Seneca Falls East Apartments Company II, L.P.	$-
Vernon Manor, L.P.	$-
Waterford Place, A Limited Partnership	$-
Yantis Housing, Ltd.	$-

Cash and Cash Equivalents (2)	$154,556
TOTAL	$154,556

Current Payables to Affiliates and Accounts Payable (2)(3)	$396,225
Estimated Liquidation Expenses (3)	$210,000
Estimated Solicitation/Communication Expenses (3)	$25,300
Estimated Liquidation Proceeds Before Taxes	$-
Estimated Distribution Before Taxes per Unit	$-
Estimated Tax Benefit of Expenses and Payables Paid per Unit (3)(4)	$7
Estimated Ordinary Income (Loss) on Sale & Liquidation per Unit (3)(4)	$-
Estimated Capital Gain (Loss) on Sales & Liquidation per Unit (3)(4)	$432
Estimated Tax (Cost) /Benefit per Unit (3)(4)	$(121)
Estimated Suspended Passive Activity Losses per Unit (5)	$1,365
Estimated Tax Benefit From Suspended Passive Activity Losses at 28% per Unit (5)	$382
Estimated Liquidation Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per Unit (6)	$268
_________________

(1)	All numbers are rounded to the nearest dollar.
(2)	As of December 31, 2010, unaudited.
(3)
Tax benefit from the payment (to the extent of available cash) of deductible expenses included in Current Payables to Affiliates and Accounts Payable, Estimated Liquidation Expenses, and Estimated Solicitation/Communication Expenses calculated utilizing a 28% tax rate.

(4)
These estimates rely on numerous assumptions, including assumptions that all properties were sold simultaneously on December 31, 2009, and that Limited Partners acquired their Units during the original offering period. Tax rates utilized are 15% for Section 1231 gain, 25% for Section 1250 gain, and 28% for ordinary income. Results would differ for Limited Partners subject to different tax rates. See “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION — Material Federal Income Tax Consequences” above. Congress is considering various proposals that could amend the current tax rates.

(5)
These estimates assume that Limited Partners have held their Units since the initial offering of the Units by the Partnership, and that Limited Partners would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. Assuming that Limited Partners have held their Units since the initial offering by the Partnership, that the Partnership’s passive activity losses have only been used by the Limited Partners to offset any previous passive activity income/gain from the Partnership, and that all properties are sold on December 31, 2009, the General Partner estimates that the Limited Partners would have previously suspended passive activity losses of $1,365 per Unit to offset these capital gains. Each Limited Partner is urged to consult with the Limited Partner’s tax advisors to determine the amount of distributions, if any, such Limited Partner would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such Limited Partner would free up upon Liquidation.

(6)
To the extent not already used to offset other passive activity gains, upon completion of the Liquidation, suspended passive activity losses from the Units may be used to offset other ordinary gains. Please consult your tax advisor for the specific treatment of any suspended passive activity losses in excess of the tax gain/income recognized from liquidation.

Material Federal Income Tax Consequences

The federal income tax discussion set forth below addresses the material federal income tax consequences of a liquidation of the Partnership, but does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such a Limited Partner’s personal circumstances. The discussion is directed solely to natural U.S. persons who hold the Units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis).

The following discussion was written in connection with this Consent Solicitation Statement and is only a summary and not a complete discussion of the tax issues associated with the Liquidation and cannot be relied upon to avoid penalties. The General Partner has prepared the following discussion and has not obtained any opinion or advice of tax counsel in this regard. Limited Partners are urged to consult their own tax advisors as to the specific tax consequences to them of the Liquidation, including the applicability and effect of federal, state, local and other tax laws. Limited Partners should be aware that the specific tax consequences to them will vary depending upon several factors, including when the Limited Partner purchased his or her Units.

In General. The Partnership, as a partnership for federal income tax purposes, is not subject to federal income tax; rather, each Limited Partner is required to take into account his or her distributive share of the Partnership’s income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner’s federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Limited Partner, without regard to whether the Limited Partner has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Limited Partner on a Schedule K-1. Each Limited Partner is required to report consistently with such Schedule K-1 unless the Limited Partner discloses any inconsistent position to the IRS when the Limited Partner files his or her federal income tax return. A Limited Partner’s distributive share of the Partnership’s income or loss is determined in accordance with the allocations set forth in the Partnership Agreement.

Sale of the Partnership’s Assets. For federal income tax purposes, each Limited Partner will be required to include in his or her income his or her allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership’s assets pursuant to the Liquidation. If an Apartment Complex is sold or otherwise disposed of by a Local Limited Partnership, the Local Limited Partnership will realize gain (or loss) to the extent that the proceeds of the sale or disposition are greater than (or less than) the adjusted federal income tax basis of the Apartment Complex. Gain or loss is passed through the Local Limited Partnerships to the Partnership and the Local General Partner, as provided in the respective Local Limited Partnership partnership agreements, and then to the General Partner and Limited Partners, as provided in the Partnership Agreement. Except to the extent gain is attributable to recapture of certain types of depreciation deductions previously claimed, gain from the sale of depreciable property held for use in a trade or business (such as an Apartment

Complex) is treated as gain from the sale of Section 1231 property, which is generally treated in a manner similar to long-term capital gain as long as all gains from the sale of Section 1231 property exceed all losses from the sale of Section 1231 property in the taxable year. If losses from the sale of Section 1231 property exceed the amount of all gains from Section 1231 property, then all gains and losses are treated as ordinary gains and losses. However, Section 1231 of the Code provides that gain from the sale of Section 1231 property, rather than being treated in a manner similar to long-term capital gain if the required one year holding period is met, is treated as ordinary income to the extent of the excess of Section 1231 losses over Section 1231 gains from prior sales of Section 1231 property during the five most recently completed taxable years of the taxpayer. Accordingly, the tax effect of the sale of an Apartment Complex could be different for different Limited Partners depending upon their own circumstances. Following the sale of an Apartment Complex, a Local Limited Partnership will be liquidated. Upon liquidation of a Local Limited Partnership, the Partnership will generally recognize capital gain to the extent that a liquidating cash distribution exceeds the Partnership’s basis for its Local Limited Partnership Interest immediately before the distribution, and will recognize a capital loss to the extent that the Partnership’s basis exceeds its share of the liquidating cash distribution. Any such gain or loss will pass through to the Limited Partners and General Partner.

If the Partnership sells an interest in a Local Limited Partnership, the Partnership will realize gain equal to the excess of the sale price plus the Partnership’s share of non-recourse liabilities as to which it is released over the Partnership’s adjusted basis in the Local Limited Partnership Interest. Any gain or loss is passed through to the Limited Partners and General Partner under the Partnership Agreement. Any such gain which is attributable to depreciation recapture will be treated as ordinary income for tax purposes and any other gain will generally be treated as capital gain.

Any gain recognized upon a sale of Partnership assets which qualifies as long term capital gain will be taxed at a maximum rate of 25% (or 15% in certain circumstances) to individuals and 35% to corporate taxpayers. To the extent gain qualifies as ordinary income, the gain will be taxed for federal income tax purposes at a maximum rate of 35% (39.6% after 2012). Capital losses can be deducted for federal income tax purposes in any year only to the extent of capital gains plus, in the case of certain non-corporate taxpayers, ordinary income up to $3,000. Congress is considering various proposals that could amend the current tax rates.

Distribution to the Limited Partners. A Limited Partner will recognize gain to the extent the amount of the liquidating distribution received by the Limited Partner exceeds the Limited Partner’s tax basis for his or her Units. Any such gain will be capital gain. In general, any such capital gain recognized by an individual, estate or trust will qualify for the 15% maximum federal capital gains tax on capital gains if the Units were held by such Limited Partner for more than one year. A Limited Partner’s tax basis for his or her Units will be increased by both the Limited Partner’s allocable share of any gain realized on the sale of the Partnership’s assets and by the amount of the Limited Partner’s allocable share of income from normal Partnership operations for the year of the liquidation. A Limited Partner’s allocable share of the Partnership cash may exceed his or her basis for his or her Units, and thereby cause the Limited Partner to recognize gain.

For purposes of determining a Limited Partner’s adjusted tax basis in his or her Units, an increase in a Limited Partner’s share of partnership liabilities is treated as a contribution of cash by that Limited Partner to the Partnership, and thereby results in an increase in the Limited Partner’s adjusted tax basis in his or her Units. Conversely, a decrease in a Limited Partner’s share of partnership liabilities is treated as a distribution of cash from the Partnership, and thereby results in a decrease in the Limited Partner’s adjusted tax basis in his or her Units. To the extent that a decrease in a Limited Partner’s share of partnership liabilities results in a deemed cash distribution to the Limited Partner which exceeds the Limited Partner’s adjusted tax basis in his or her Units, the Limited Partner will recognize gain to the extent of the excess of the deemed cash contribution over the adjusted tax basis in his or her Units.

A Limited Partner will recognize a capital loss to the extent the amount of the liquidating distribution received by the Limited Partner in the year of dissolution (including any deemed cash distributions to the Limited Partner attributable to a reduction in the Limited Partner’s share of partnership liabilities) is less than the Limited Partner’s tax basis for his or her Units, as such basis is adjusted to reflect any gain or loss realized by the Partnership on the sale of its assets and to reflect the Partnership’s income or loss from operations for the year of the liquidation. Capital losses can be deducted for federal income tax purposes, in any year, only to the extent of a Limited Partner’s capital gains plus, in the case of certain non-corporate taxpayers, ordinary income up to $3,000.

Passive Activity Rules. Limited Partners that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. Those rules provide generally that losses from certain passive activities can only be used to offset income from passive activities. A Limited Partner’s allocable share of Partnership income or loss from the sale of the Partnership’s assets is generally treated as derived from a passive activity. As a result, a Limited Partner’s allocable share of such losses may be used by the Limited Partner in the current taxable year to offset passive activity income from a Limited Partner’s other passive activity investments. Similarly, a Limited Partner’s allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a Limited Partner’s other passive activity investments. Because the Liquidation is a fully taxable transaction, Section 469 of the Code generally allows any suspended passive activity losses of the Limited Partner with respect to his or her investment in the Partnership to be used to reduce other income of the Limited Partner upon liquidation. Any suspended passive activity losses remaining after being offset against any gain from the Liquidation and any other passive income for the year of the Liquidation can generally be used to offset non-passive income from other sources.

As a result of the Liquidation, it is estimated that a Limited Partner who has held his or her Units since the initial offering (“Original Limited Partners”) may recognize a tax cost. However, Original Limited Partners who have not used any of their suspended passive activity losses except to offset prior income/gains from the Partnership will be able to offset Liquidation gain with such losses. Based on the hypothetical that all Apartment Complexes were sold on December 31, 2009, that Limited Partners are taxed on Partnership gains at the maximum 25% capital gains rate and that the Partnership is liquidated within the range of estimated values set forth in “— Estimated Results of Liquidation” above, the General Partner estimates that Original Limited Partners who have not used any passive activity losses generated by the Partnership except to offset prior income/gains of the Partnership would have $1,365 per Unit in previously suspended passive activity losses. Limited Partners are reminded that tax laws, including laws governing tax rates and use of passive losses, could change at any time.

Consequently, if a Limited Partner previously has not been able to use the passive activity losses generated by the Partnership, it is likely that the Limited Partner will be able to use his or her unused passive activity losses upon the Liquidation. Limited Partners are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Low-Income Housing Tax Credit Recapture. Section 42 of the Code provides for LIHTCs with respect to low-income housing that is constructed, rehabilitated or acquired after 1986. LIHTCs are claimed over a 10-year period. Owners of an interest in low-income housing are required to recapture a portion of LIHTCs previously claimed if at any time during the 15-year LIHTC Compliance Period there is a disposition of an interest in the property unless, with respect to interests transferred after July 30, 2008, it is reasonable to expect under the circumstances that the housing will continue to operate as qualified low-income housing for the balance of the 15-year LIHTC Compliance Period.

Each of the 21 Apartment Complexes qualified for LIHTCs and such tax credits were allocated to the Limited Partners. With the possible exception of the Apartment Complex owned by Seneca Falls East Apartments Company II, L.P., each Apartment Complex will be sold after the expiration of its 15-year LIHTC Compliance Period, and as such, will not result in any recapture of such tax credits. The 15-year LIHTC Compliance Period for Seneca Falls will terminate at midnight on December 31, 2012. A sale of such Apartment Complex prior to January 1, 2013 will only occur if the General Partner reasonably expects under all of the circumstances that the Apartment Complex will continue to be operated as qualified low-income housing through December 31, 2012, or a bond is posted insuring against any recapture and interest.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE LIQUIDATION. YOU ARE URGED TO

CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE LIQUIDATION TO YOU.

Amendment to the Plan of Liquidation and Dissolution

Prior to execution of the Plan of Liquidation and Dissolution by the General Partner, the General Partner may abandon the Liquidation without further action by the Limited Partners. Subject to applicable law, the Plan of Liquidation and Dissolution may be amended by the Partnership at any time prior to the filing of the Certificate of Cancellation with the California Secretary of State, provided that, after approval of the Liquidation by the affirmative vote of a majority in interest of the Limited Partners, no amendment may be made which alters or changes the terms and conditions of the Plan of Liquidation and Dissolution without the consent of a majority in interest of the Limited Partners.

No Appraisal Rights

Neither California law, nor the Partnership Agreement, require that Limited Partners be entitled to appraisal rights on the Liquidation, and no such appraisal rights will be afforded Limited Partners voting against the Liquidation.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Partnership’s liquidation and dissolution. Notwithstanding, the sale of Apartment Complexes might require the prior approval of lenders and/or state regulatory agencies.

SELECTED FINANCIAL DATA

The Partnership’s fiscal year end is March 31. The information set forth below presents selected financial data of the Partnership for each of the last five years in the period ended March 31, 2010. The information presented in the tables should be read in conjunction with the Partnership’s financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See “OTHER MATTERS.”

	March 31, 2010	March 31, 2009	March 31, 2008	March 31, 2007	March 31, 2006
BALANCE SHEET

ASSETS
Cash	$147,100	$117,609	$127,224	$135,077	$146,554
Investments in Local Limited Partnerships, net	-	-	$1,023,006	$998,230	$1,003,403

LIABILITIES
Accrued fees and expenses due to General Partner and affiliates	$259,216	$219,475	$206,411	$185,197	$168,117

PARTNERS’ EQUITY (DEFICIT)	$(112,116)	$(101,866)	$943,819	$948,110	$981,840

	For the Year Ended March 31, 2010	For the Year Ended March 31, 2009	For the Year Ended March 31, 2008	For the Year Ended March 31, 2007	For the Year Ended March 31, 2006
OPERATIONS

Loss from operations (1)	$(10,448)	$(1,059,330)	$(58,586)	$(69,394)	$(110,615)
Equity in income (losses) of Local Limited Partnerships	-	$13,542	$54,080	$35,084	$(41,902)
Interest income	$198	$103	$215	$580	$795
Net loss	$(10,250)	$(1,045,685)	$(4,291)	$(33,730)	$(151,722)
Net loss allocated to:
General Partner	$(103)	$(10,457)	$(43)	$(337)	$(1,517)
Limited Partners	$(10,147)	$(1,035,228)	$(4,248)	$(33,393)	$(150,205)
Net loss per Unit	$(1.01)	$(103.52)	$(0.42)	$(3.34)	$(15.02)
Outstanding weighted Units	10,000	10,000	10,000	10,000	10,000

 (1)           Loss from operations for the years ended March 31, 2010, 2009, 2008, 2007 and 2006 includes a charge for impairment losses on investments in Local Limited Partnerships of $0, $1,015,863, $24,436, $22,608, and $54,652, respectively.

RECOMMENDATION OF THE GENERAL PARTNER

The General Partner recommends a vote “FOR” approval of the proposed Liquidation. If approved by a majority in interest of the Limited Partners, the Plan of Liquidation and Dissolution would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the Limited Partners.

In addition, the General Partner recommends a vote “FOR” approval of the proposal to extend the period during which consents may be solicited from Limited Partners.

YOUR VOTE IS VERY IMPORTANT. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION. WE RECOMMEND THAT ALL LIMITED PARTNERS APPROVE THE LIQUIDATION BY MARKING THE BOX ENTITLED “FOR” ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE AS TO THE LIQUIDATION, YOUR CONSENT CARD WILL BE TREATED AS VOTING “FOR” THE LIQUIDATION.

Fiduciary Duties of the General Partner

The General Partner has fiduciary duties to the Partnership and the Limited Partners under California law in addition to the specific duties and obligations imposed upon it under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partner, in managing the affairs of the Partnership, is expected to exercise good faith and integrity with respect to the affairs of the Partnership, must make full disclosure in its dealings with the Partnership and must disclose to the Partnership any benefit or profit derived by it from any transaction connected with the Partnership. Under these fiduciary duties, the General Partner is obligated to act in the best interests of the Partnership, especially where consummation of such transactions may result in its interests being opposed to, or not aligned with, the interests of the Limited Partners.

In addition, under the Partnership Agreement, the General Partner must take all actions necessary or appropriate to protect the interests of the Limited Partners. The Partnership Agreement, however, provides that the General Partner shall not be liable to the Partnership or any of the Limited Partners for any loss which arises out of any action or inaction of the General Partner if the General Partner, in good faith, determined that such course of conduct was in the best interest of the Partnership, provided that the course of conduct did not constitute negligence or misconduct. Furthermore, the General Partner shall be indemnified for and against any loss, judgment, liability, expense and amount paid in settlement of any claims sustained by it in connection with the Partnership, provided that the same were not the result of negligence or misconduct and were the result of a course of conduct which the General Partner in good faith determined was in the best interest of the Partnership. As a result of these provisions, Limited Partners may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, the General Partner may not be indemnified under the Partnership Agreement with regard to liabilities arising under federal or state securities laws, rules or regulations.

VOTING PROCEDURES

The vote of each Limited Partner is important. You may vote using any one of the following methods:

1.  Mark, date and sign the enclosed Consent Card and mail it in the enclosed postage paid envelope to WNC & Associates, Inc., Investor Services, 17782 Sky Park Circle, Irvine, California 92614; WNC & Associates, Inc. is the general partner of the General Partner.

2.  Mark, date, sign and fax the enclosed Consent Card to WNC & Associates, Inc. at 714-708-8498.

If you have any questions or require assistance completing the Consent Card, please call WNC & Associates, Inc., at 1-714-662-5565, Extension 600.

Units represented by valid consents in the form enclosed, received in time for use prior to the Expiration Date and not revoked, will be counted in determining whether to approve the Liquidation. Where a choice is specified on a signed, returned Consent Card as to how you wish to vote, your interests will be voted accordingly. If no choice is specified, the signed consent will be voted FOR the Liquidation.

BECAUSE THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING UNITS MUST APPROVE THE LIQUIDATION, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

If the solicitation period is extended, the General Partner will issue a notice announcing the extension no later than 10:00 a.m., Pacific Time, on the next business day after any extension of the solicitation period.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Partnership reserves the right, at any time prior to 5:00 p.m. (Pacific Time), on the Expiration Date, unless the extension proposal passes and it is extended by the General Partner in its sole discretion (the “Expiration Date”), to amend or terminate the solicitation, or to delay accepting Consent Cards. Any such amendment, delay or termination will be announced in a substantially similar manner to that which the Partnership would announce any extension of the solicitation period.

Record Date and Outstanding Units

The Liquidation proposal is being submitted for approval to those persons who are Limited Partners as of the Record Date. The “Record Date” is _______________ ___, 20_____. At the Record Date, _____ Units were held of record by ____ Limited Partners. For the Liquidation proposal, each Limited Partner is entitled to one vote for each Unit held.

No person is known by the General Partner, as of the Record Date, to be owner of more than 5% of the Units. No Units are held by the General Partner or any affiliate of the General Partner.

Revocability of Consent

Limited Partners may withdraw or revoke their consent as to the Liquidation proposal at any time prior to 5:00 p.m. (Pacific Time) on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the Consent Card must be received by WNC & Associates, Inc. prior to such time and addressed as follows: WNC & Associates, Inc., 17782 Sky Park Circle, Irvine, California 92614; or by facsimile to WNC & Associates, Inc. at 714-708-8498. A notice of revocation or withdrawal must specify the Limited Partner’s name and the number of Units being withdrawn.

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements. When used in this Consent Solicitation Statement, the words “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of intervening events and general economic conditions and other factors set forth in this Consent Solicitation Statement. We further caution recipients of this Consent Solicitation Statement that the discussion of these factors may not be exhaustive.

We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE PLAN OF LIQUIDATION AND DISSOLUTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THE PROPOSED LIQUIDATION, NOR UPON THE

ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

OTHER MATTERS

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such materials may also be accessed on the Internet through the SEC’s address at http://www.sec.gov, and are available in paper form to Limited Partners without charge upon written request to Investor Services, 17782 Sky Park Circle, Irvine, California 92614.

At such time, if ever, as the Partnership engages in a transaction or series of transactions between the Partnership and an affiliate of the Partnership or group of affiliates involving a sale of substantially all the assets of the Partnership to such affiliate or group of affiliates, which has either a reasonable likelihood or a purpose of producing, either directly or indirectly, the effect (the “Rule 13e-3(a)(3)(ii) effect”) of causing the Units to become eligible for termination of registration with the SEC, or causing the SEC reporting obligations with respect to the Units to become eligible for termination, then the Partnership will comply with SEC Rule 13e-3, inclusive of all filing and dissemination requirements, at or after the first transaction involving an affiliated party in which it becomes reasonably likely that the Rule 13e-3(a)(3)(ii) effect will occur.

The SEC allows the Partnership to “incorporate by reference” information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the Consent Solicitation Statement. This Consent Solicitation Statement incorporates by reference the Partnership’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with the Liquidation and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

APPENDIX A

Plan of Liquidation and Dissolution of WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership

This Plan of Liquidation and Dissolution (the “Plan”) dated as of _____________, 20_____ of WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership (the “Partnership”), is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the State of California.

1. Intention of the General Partner. WNC Tax Credit Partners IV, L.P., as General Partner of the Partnership, believes that the liquidation and dissolution (the “Liquidation”) of the Partnership at this time is in the best interest of the Partnership and its Limited Partners (the “Limited Partners”). Therefore, the General Partner has submitted this Plan to the Limited Partners for their consent to liquidate and dissolve the Partnership in concordance with Section 8.3 of the Agreement of Limited Partnership of the Partnership dated as of May 4, 1993, as amended to date (the “Partnership Agreement”).

2. Effectiveness. The Plan shall be effective upon the approval hereof by the affirmative vote of more than 50% in interest of the Limited Partners. Until such time as the Limited Partners approve this Plan, the General Partner shall not take and shall not cause the Partnership to take any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein, provided that the foregoing shall in no event limit the right of the General Partner to sell, on behalf of the Partnership, Partnership assets in one or more unrelated transactions in a manner consistent with past practice.

3. Dissolution. In accordance with the Partnership Agreement, upon the sale of all of the Partnership’s assets, the Partnership shall be dissolved without any further action by or on behalf of the Partnership, the Limited Partners or the General Partner.

4. Winding Up and Liquidation. The General Partner, as liquidator for the Partnership, shall sell or cause to be sold all of the assets of the Partnership and shall apply the funds of the Partnership (including the proceeds of the sale of any other assets of the Partnership) in accordance with the Partnership Agreement. All funds of the Partnership previously reserved and determined by the General Partner to be in excess of the amounts required therefore shall be applied in accordance with the terms of the Partnership Agreement

5. Cancellation of Interests in the Partnership. Liquidating distributions shall be made in complete cancellation of all of the Limited Partner’s interests in the Partnership. If there are no liquidating distributions to Limited Partners, all interests in the Partnership shall be cancelled upon the complete liquidation of the Partnership’s assets.

6. Reports and Filings. In connection with the Liquidation and winding up of the Partnership, the General Partner shall cause to be executed and timely filed (i) with the California Secretary of State, a Certificate of Cancellation canceling the Partnership’s Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; and (iv) with the Securities and Exchange Commission, any reports required under the Securities Exchange Act of 1934, as amended, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Limited Partners in accordance with the Partnership Agreement.

7. Other Acts. The General Partner shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the dissolution, winding up and Liquidation of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law, and the termination of the existence of the Partnership.

IN WITNESS WHEREOF, the parties hereto have made and executed this Plan as of the date first written above.

WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1, a California limited partnership

[Signature block]

Limited Partner’s Name

WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
17782 Sky Park Circle
Irvine, California 92614

CONSENT CARD

THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER ON BEHALF OF THE PARTNERSHIP

The undersigned, a Limited Partner of WNC Housing Tax Credit Fund IV, L.P., Series 1 (“Partnership”), and a holder of units of limited partnership interest of the Partnership (“Units”), acting with respect to all such Units held by the undersigned on _____ ___, 20__, takes the following actions with respect to the proposal of the Partnership:

1.	Proposal to sell all of the Partnership’s assets and dissolve the Partnership pursuant to the proposed Plan of Liquidation and Dissolution.

□  FOR                                           □  AGAINST                                                      □  ABSTAIN

2.	Proposal to authorize the General Partner, in its sole discretion, to elect to extend the period during which Consents of Limited Partners may be solicited and voted.

□  FOR                                           □  AGAINST                                                      □  ABSTAIN

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement with respect thereto and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time before 5:00 p.m. (Pacific Time), on the earlier of the date on which Limited Partners approve proposal number one, or ________ ___, 20_____, unless the solicitation period is extended by the General Partner in its sole discretion (“Expiration Date”).

Please sign exactly as your name(s) appear(s) on the books of the Partnership. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE OR FAX IT TO 714-708-8498 PRIOR TO THE EXPIRATION DATE ACCORDING TO THE VOTING PROCEDURES.

This Consent Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:  _______________________________________  Date:  ______________

Signature:  _______________________________________  Date:  ______________

CONSENT VOTING INSTRUCTIONS

       MAIL - Date, sign and mail your Consent Card in the envelope provided as soon as possible.
- OR -
       FACSIMILE - Date, sign and fax your Consent Card to WNC & Associates, Inc., at 714-708-8498.

ALL CONSENTS MUST BE RECEIVED BY 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE,
UNLESS THE SECOND PROPOSAL IS APPROVED AND SUCH DATE AND/OR TIME IS
EXTENDED IN THE SOLE DISCRETION OF THE GENERAL PARTNER.